                                                                     Exhibit 5



                         [HALE AND DORR LLP LETTERHEAD]




                                February 16, 1999




Network Plus Corp.
234 Copeland Street
Quincy, MA 02169

Gentlemen:


        This opinion is furnished to you in connection with a Registration Statement on Form S-1 (originally, Form S-4) (Registration No. 333-64663), together with Amendment Nos. 1, 2, 3, 4 and 5 thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 58,276 shares of 13.5% Series A Cumulative Preferred Stock due 2009, $.01 par value per share (the "Shares"), of Network Plus Corp., a Delaware corporation (the "Company"). The Shares are to be registered pursuant to the Exchange and Registration Rights Agreement dated as of September 1, 1998 among the Company, Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Exchange Agreement").


         We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, and copies of the Certificate of Incorporation, Certificate of Designation and the By-Laws of the Company.


         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Validity of the Securities."

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                                  Very truly yours,

                                                  /s/ Hale and Dorr LLP

                                                  HALE AND DORR LLP